Exhibit 99.1 NEW INVESTMENTS PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (February 18, 2021) - TriLinc Global Impact Fund, LLC (“TriLinc Global Impact Fund” or “TGIF”) announced today that it recently approved a $1,617,322 term loan transaction, bringing total financing commitments as of January 31, 2021 to $403 million for business expansions and socioeconomic developments through its holdings in Sub-Saharan Africa, Latin America, Southeast Asia, and Emerging Europe.

TGIF is an impact investing company that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) primarily in developing economies where access to affordable capital is significantly limited.  Impact investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe.  The transaction details are summarized below.

On January 6, 2021, TGIF funded $1,617,322 as part of an existing five-year term loan facility, priced at 12%, to a sustainable consumer lender in Colombia. The transaction is set to mature on September 3, 2025. The borrower is focused on providing much-needed liquidity to its more than 4,500 clients, the majority of which are women seeking to further their purchasing power for household staple goods.

“By extending financing to the consumer lender in Colombia, TGIF is demonstrating its commitment to businesses that have positive environmental and social impact in Latin America,” said Gloria Nelund, CEO of TGIF. “More specifically, we are confident that this financing will support the daily consumer needs of segments of Colombia’s population - teachers and retirees - that are significantly affected by the realities of the COVID-19 pandemic,” added Ms. Nelund.

About TriLinc Global Impact Fund

TGIF is a public non-traded, externally managed, limited liability company that makes impact investments in SMEs, primarily in developing economies, that provide the opportunity to achieve both competitive financial returns and positive measurable impact.  TGIF invests in SMEs through experienced local market sub-advisors to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments.  In addition, TGIF aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.

Forward-Looking Statements

This press release contains forward-looking statements (including, without limitation, statements concerning the use of financing provided to borrowers and the expected repayment of financing extended to the borrowers) that are based on TGIF’s current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties, including, without limitation, the future operating performance of the borrower and those risks set forth in the “Risk Factors” section of TGIF’s most recent Annual Report on Form 10-K, as amended or supplemented by TGIF’s other filings with the Securities and Exchange Commission. Although these forward-looking statements reflect management’s belief as to future events, actual events or TGIF’s investments and results of operations could differ materially from those expressed or implied in these forward-looking statements. To the extent that TGIF’s assumptions differ from actual results, TGIF’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. TGIF cannot assure you that it will attain its investment objectives. Any forward-looking statements presented herein are made only as of the date of this press release, and TGIF does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.